Exhibit 10.3

LICENSE AGREEMENT

This Agreement entered into as of this _17_ day of September, 2008 by and between CANADIAN GREEN FUELS INC., 1620 McAra Street, Regina, Saskatchewan, Canada S4N 6H6 ("Licensee") and FLUID-QUIP, INC., 1940 South Yellow Springs Street, Springfield, OH 45506 ("Licensor").

RECITALS:

Licensor is a well-known developer and manufacturer of hydraulic processing equipment. Licensor has developed proprietary processes and equipment for accelerating chemical reactions through hydraulic cavitation, and has pending patent applications for its proprietary hydraulic cavitation technology throughout the world. Licensee is a major producer of bio-fuels and operates a bio-fuel processing plant at Regina, Saskatchewan. The parties desire to facilitate Licensee's bio-fuel processing operations through the application of Licensor's proprietary hydraulic cavitation technology to Licensee's bio-fuel processing lines.

1.     Definitions.

1.1.           "Patent Rights" shall mean Licensor's pending patent applications on hydraulic cavitation technology and patents subsequently issuing thereon.

1.2.           The term "Regina Plant" shall mean Licensee's bio-fuel processing plant located at 1620 McAra Street, Regina, Saskatchewan, Canada S4N 6H6.

1.3.           "Effective Date" shall mean the date first above written.

2.     Grant.

2.1.           Licensor hereby grants to Licensee a non-exclusive right under the Patent Rights to operate at the Regina Plant a hydraulic cavitation system installed in the Regina Plant by Licensor for the mixing of methoxide and oil (transesterification) in the production of bio-diesel fuel.

2.2.           The foregoing License does not include the right to sublicense or assign rights granted hereunder without the prior written consent of Licensor.

3.     Installation.

3.1.           Licensor will install as soon as possible Licensor's hydraulic cavitation system including a cavitation generator of Licensor's design and three pumps, preferably of the type designated MTH T51-R, with five horsepower motors and three phase variable speed drives at a total cost of US$16,000. Licensee will ensure that a source of heat with the ability to heat 30,000 liters per day will be available at the Regina Plant.

3.2.           At its option, Licensee may supply the necessary pumps referenced above. It is estimated that each pump motor setup will cost approximately US$2,000, so that if Licensee supplies the appropriate pump motor setups, the cost thereof, up to a maximum of US$6,000, may be deducted from the estimated total cost of US$16,000. Depending upon which option it selects, Licensee shall promptly issue its purchase order in the amount of either US$16,000 or that amount minus up to US$6,000 if Licensee supplies the pump motor setups.

3.3.           For a period of six months from the Effective Date of this License Agreement, Licensor will provide reasonable technical assistance with the start-up and operation of Licensor's hydraulic cavitation system. There will be no manpower charge for such assistance. Licensee shall reimburse Licensor for reasonable out-of-pocket costs incurred in providing such assistance, including transportation, food and lodging.

4.     Royalties.

4.1.           In consideration of the non-exclusive license granted to Licensee, it shall pay to Licensor 1.5 Canadian cents per liter of bio-diesel fuel produced at the Regina Plant.

4.2.           Such royalty shall be applicable beginning with the first production after installation of Licensor's hydraulic cavitation system of a saleable bio-diesel fuel product at the Regina Plant and thereafter for the term of this License Agreement.

5.     Reports and Payments.

5.1.           Licensee will submit to Licensor each month during the term of this Agreement a royalty report showing the amount of bio-diesel fuel produced at the Regina Plant in the preceding month and the amount of royalty due for the preceding month. Such report shall be accompanied by payment of the royalty then due.

6.     Books and Records.

6.1.           Licensee shall keep books and records in accordance with generally accepted accounting principles of all information necessary to document the royalties due under paragraph 5. Such books and records may be inspected not more than once annually by a mutually acceptable independent accountant appointed by Licensor at Licensor's expense during normal business hours at the offices of Licensee for the purpose of verifying the accuracy of reports and payments submitted under this Agreement. Licensee will not unreasonably withhold approval of Licensor's choice of an independent accountant. Any such examination shall be limited to the books and records for the current and no more than three preceding calendar years. If such inspection determines that there is a shortage in royalty payments of five percent or more, the cost of such inspection shall be paid by Licensee.

7.     Term and Termination.

7.1.           Unless terminated earlier as provided below, this License shall terminate upon the date of the expiration of the last to expire of the Patent Rights.

7.2.           Licensor shall have the right to terminate this Agreement on default of payment of royalties by Licensee by giving sixty days prior written notice to Licensee of Licensor's intention to terminate, and this Agreement shall automatically terminate at the end of such period unless the default is remedied within that time. In the event of termination by Licensor, Licensee shall not be relieved of its duty and obligation to pay in full royalties accrued, which shall be due and payable at the effective date of such termination.

7.3.           In the event of any adjudication of bankruptcy directly involving Licensee, this Agreement, at the option of Licensor, may be terminated and no longer be of any further force or effect.

8.     Force Majeure.

8.1.           Neither party to this Agreement shall be liable for failure to perform on its part any provision or part of this Agreement when such failure is due to fire, flood, strike, or other industrial disturbances, unavoidable accident, war, embargo, inability to obtain materials, transportation controls, governmental actions, including priorities and quotas or other causes beyond the control of such party, for the period of delay imposed by such cause.

9.     Notices.

9.1.           Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given when delivered in person, transmitted by telegram, telefax, e-mail or facsimile (confirmed contemporaneously by registered or certified mail, postage prepaid, return receipt requested), or if originally sent by registered or certified mail, postage prepaid, return receipt requested, such notice or other communication shall be deemed to have been received three business days after such mailing. Any notice or other communication required or permitted to be given under this Agreement shall be addressed as follows:

AS TO LICENSEE:

Michael Shenher, President
Canadian Green Fuels Inc.
1620 McAra Street
Regina, Saskatchewan
CANADA S4N 6H6

AS TO LICENSOR:

Andrew Franko, President
Fluid-Quip, Inc.
1940 South Yellow Springs Street
Springfield, Ohio 45506

Either party may change its address as above given by first notifying the other party in writing.

10.   Miscellaneous.

10.1.    Waiver of any term, covenant, or condition by either party shall not constitute a waiver of any other term, covenant, or condition hereof nor a waiver of the same term, covenant, or condition at any other time.

10.2.    This Agreement is entered into and shall be construed in accordance with the laws of the State of Ohio. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of (a) the Courts of the State of Ohio and (b) the United States District Court for the Southern District of Ohio for the purposes of any action, suit or proceeding arising out of this Agreement or the License granted hereunder, and agree not to commence any such action, suit or proceeding relating thereto except in such Courts as identified above.

10.3.    This instrument incorporates the entire understanding of the parties hereto with respect to the subject matter hereof and may not be altered or amended except by an instrument in writing signed by the parties hereto.

10.4. If any term or provision of this Agreement shall be determined by a Court of competent jurisdiction to be unenforceable or invalid, the remaining terms and provisions hereof shall remain in effect.

10.5. The captions herein are for the convenience of reference only, does not constitute part of this Agreement, and will not be deemed to limit or otherwise affect any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be signed the day and year written below.

LICENSOR:	LICENSEE:

FLUID-QUIP, INC.	CANADIAN GREEN FUELS INC.

By: /s/ Andrew Franko	By: /s/ Michael Shenher

Title: President	Title: President

Date: 09/17/08	Date: 09/17/08